As filed with the Securities and Exchange Commission on January 31, 2005

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Adeza Biomedical Corporation

(Exact name of Registrant as specified in its charter)

Delaware	77-0054952
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Adeza Biomedical Corporation
1240 Elko Drive
Sunnyvale, California 94089
(Address of Principal Executive Offices)

1995 Stock Option and Restricted Stock Plan
2004 Equity Incentive Plan
(Full title of the plans)

Emory V. Anderson
President and Chief Executive Officer
Adeza Biomedical Corporation
1240 Elko Drive
Sunnyvale, California 94089
(Name and address of agent for service)

(408) 745-0975
(Telephone number, including area code, of agent for service)

Copy to:
Sarah O’Dowd
Matthew Gosling
Heller Ehrman White & McAuliffe LLP
275 Middlefield Road
Menlo Park, California 94025
(650) 324-7000

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
		maximum		maximum	Amount of
Title of each class of securities	Amount to be	offering price		aggregate	registration
to be registered	registered(1)	per share		offering price	fee
1995 Stock Option and Restricted Stock Plan
Common Stock, $0.001 par value	2,148,989 Shares (2)	$4.72	(3)	$10,143,228.08	$1,193.86

2004 Equity Incentive Plan
Common Stock, $0.001 par value	3,442,993 Shares (4)	$15.34	(5)	$52,815,512.62	$6,216.39

TOTAL	5,591,982 Shares			$62,958,740.70	$7,410.24

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Represents 2,148,989 shares of common stock subject to outstanding options under the 1995 Stock Option and Restricted Stock Plan (the “1995 Plan”) as of the date of the Registrant’s initial public offering. Any of such shares of common stock that are subject to awards that expire or are canceled without having been exercised in full following the date of the Registrant’s initial public offering will be available for future issuance under the 2004 Plan.

(3)	Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(4)	Represents 3,442,993 shares of common stock available for future issuance under the 2004 Equity Incentive Plan (the “2004 Plan”), which number consists of (a) 1,875,000 shares of common stock initially available for future grants under the 2004 Plan, (b) 24,423 shares of common stock remaining available issuance under the 1995 Plan as of the date of the Registrant’s initial public offering, which shares will be available for issuance under the 2004 Plan and (c) the maximum number of shares of common stock that may be added to the 2004 Plan in 2005, 2006 and 2007 pursuant to a provision that provides for automatic annual increases of up to 525,000 shares. In addition, to the extent outstanding awards under the 1995 Plan as of the date of the Registrant’s initial public offering expire or are cancelled without having been exercised in full following the date of the Registrant’s initial public offering, the shares of common stock subject to such awards will be available for future issuance under the 2004 Plan. As of the date of the Registrant’s initial public offering, 2,148,989 shares of common stock were subject to outstanding options under the 1995 Plan, which shares of common stock are registered pursuant to footnote (2) above.

(5)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the common stock as reported on the Nasdaq National Market on January 26, 2005.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

     (a) The registrant’s prospectus filed on December 10, 2004 pursuant to Rule 424(b) of the Securities Act and forming a part of the registrant’s Registration Statement on Form S-1 (Registration No. 333-118012), which prospectus contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

     (b) The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) on December 6, 2004, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

     As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.

     As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (3) the rights conferred in the restated bylaws are not exclusive.

     The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits.

Exhibit
Number
5.1	Opinion of Heller Ehrman White & McAuliffe LLP

10.1	1995 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 filed on August 6, 2004.)

10.2	2004 Equity Incentive Plan

23.1	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (see signature page).

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) that, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on January 31, 2005.

Adeza Biomedical Corporation

By:	/s/ Emory V. Anderson

Emory V. Anderson
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each persons whose signature appears below hereby constitutes and appoints Emory V. Anderson and Mark Fischer-Colbrie, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Emory V. Anderson Emory V. Anderson	President and Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2005

/s/ Mark D. Fischer-Colbrie Mark D. Fischer-Colbrie	Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2005

/s/ Andrew E. Senyei Andrew E. Senyei	Chairman of the Board of Directors	January 31, 2005

/s/ Nancy D. Burrus Nancy D. Burrus	Director	January 31, 2005

/s/ Craig C. Taylor Craig C. Taylor	Director	January 31, 2005

/s/ Kathleen D. LaPorte Kathleen D. LaPorte	Director	January 31, 2005

INDEX TO EXHIBITS

Exhibit
Number

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

10.1	1995 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 filed on August 6, 2004.)

10.2	2004 Equity Incentive Plan

23.1	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (see signature page).